Exhibit 10.4

Index License Agreement

This INDEX LICENSE AGREEMENT (the “Agreement”), is made and entered into this 5th day of June, 2012 (the “Effective Date”), by and between Tradition Financial Services Inc., a Delaware Corporation (“Licensor”), and GreenHaven Coal Services, LLC, a Georgia limited liability company (“Licensee”).  Licensor and Licensee are referred to herein from time to time individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor represents that it is the owner of, and has the entire right, title and interest in certain intellectual property including (a) the Tradition Coal Index™ (the “Index”), which is substantially described in the attached Schedule A-1; (b) the trademark and service mark, “Tradition Coal Index™,” and (c) any trade secrets, know-how and technical information in the possession of Licensor relating to the foregoing (collectively the “Licensed Intellectual Property”); and

WHEREAS, in consideration of the license fee (the “License Fee”) to be paid by Licensee to Licensor in the amount, on the terms and in the manner in the attached Schedule A-2, Licensor hereby agrees to provide to Licensee an exclusive, non-assignable (except as specifically provided in Section 14 below), world-wide license to use the Licensed Intellectual Property, according to the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements and obligations hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Defined Terms. – As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

(a)
“Licensed Intellectual Property” is defined in the first recital above, but shall include the components listed above both as they are initially described in Schedule A and as they may be updated from time to time as provided in Section 2(b) below; and

(b)
“Licensed Product” shall mean (i) an exchange-traded fund (the “Fund”) whose investment objective is to track the performance of the Tradition Coal Index, and (ii) the provision of investment management and related services to the Fund.

2.	Intellectual Property License Grant.

(a)
In consideration of receipt of the License Fee, and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a limited, personal, non-transferable, non-assignable (except as specifically provided in Section 14 below), indivisible, exclusive, perpetual (unless terminated as provided herein), worldwide license to use the Licensed Intellectual Property, as the Licensed Intellectual Property is initially described in Schedule A and updated from time to time as provided in Section 2(b) below.  Under the terms of this License Agreement, Licensee may use the Licensed Intellectual Property only in its capacity as the managing owner of the Fund.  For the avoidance of doubt, this includes the right to use the name of the Index in Fund-related promotional and disclosure materials and in the Fund’s name (and to permit the Fund to do so), to use the Index formula as the basis for the Fund’s investment portfolio, and all other means of using the Licensed Intellectual Property as reasonably appropriate in connection with the management, operation, promotion, marketing and legal compliance activities of the Fund.

(b)
The license rights granted herein shall also include any improvements or modifications to the Licensed Intellectual Property that may be developed by or for Licensor after the Effective Date.  Licensor and Licensee, by mutual agreement, may update, revise or amend the Index and the methodology by which it is calculated (“Index Updates”) from time to time after the Effective Date.  All such Index Updates are within the scope of this license grant.

(c)	This license constitutes a license of intellectual property under Section 365(n) of the United States Bankruptcy Code.

3.	Books and Records.

(a)
In order that the License Fee may be verified by Licensor, Licensee agrees to ensure that full, complete and accurate books and records shall be kept, at its sole cost and expense, relating to the determination of the License Fees, for a period of five (5) years following any such determination and calculation of the License Fees. The acceptance by Licensor of any statement or payment shall be without prejudice to any of Licensor’s rights or remedies and shall not bar Licensor from thereafter disputing the accuracy of any payment or statement and Licensee will remain fully liable for any balance due under this Agreement.

(b)
It is agreed that the books and records of Licensee may be audited from time to time, but not more than once in each calendar year and on at least fourteen (14) days’ prior notice, during the term of this Agreement and thereafter during the relevant five (5) year time period described in Section 3(a), by an independent certified public accounting firm appointed by Licensor and reasonably acceptable to Licensee, to the extent necessary to verify the accuracy of the aforementioned statements and payments, subject to prior execution by such accounting firm of a non-disclosure agreement reasonably satisfactory to Licensee.  Such inspection shall be completed at Licensor’s own expense, provided that if any discrepancy or error exceeding three percent (3%) of the money actually due is found in connection with the computation, the cost of such inspection shall be borne by Licensee.

4.
Tax.  All costs, such as stamp duties, taxes, and other similar levies originating from or in connection with the conclusion of this Agreement shall be borne by Licensee.  However, in the event that the government of a country imposes any income taxes on payments hereunder by Licensee to Licensor and requires Licensee to withhold such tax from such payments, Licensee may deduct such tax from such payments.  In such event, Licensee shall promptly furnish Licensor with tax receipts issued by appropriate tax authorities so as to enable Licensor to support a claim for credit against income taxes which may be payable by Licensor.

5.	Certain Obligations of Licensor. Licensor covenants and agrees that so long as this license is in effect it will perform the following obligations:

(a)
establishment, maintenance, publication (if deemed necessary) and operational support of the Index and ongoing index administration, including reviewing the Index as published or otherwise disseminated for conformity to the then-applicable Index methodology;

(b)	providing and using reasonable efforts to adequately maintain protection for the Licensed Intellectual Property as against the same becoming generic or being infringed by third parties; and

(c)
providing Licensee and the Fund with such information as may be requested by any regulatory authority with respect to the Licensor and its role with respect to the Fund, and cooperating with Licensee and the Fund in good faith to respond to comments from any regulatory authority.

6.	Protection of Licensed Intellectual Property Rights.

(a)
Licensee agrees to cooperate with Licensor’s reasonable efforts to protect its rights in the Licensed Intellectual Property regarding the promotion, advertising or commercialization of any of the Licensed Products, including notice to Licensee’s clients that Licensee’s use of the Licensed Intellectual Property in connection with the Licensed Products is under a license from Licensor.

(b)	Licensee agrees that any Licensed Products sold, offered or marketed shall comply in all material respects with all applicable federal, state and local laws.

(c)
Subject to the rights of Licensee hereunder, Licensor may, in its discretion, take any and all actions which it deems necessary to protect its rights under the Licensed Intellectual Property.  Such action shall be taken at Licensor’s sole expense, and Licensee agrees to cooperate with and assist Licensor at Licensor’s expense as required to obtain such protection.

(d)
Licensee agrees, at Licensor’s expense, to assist Licensor to the extent necessary to protect any of Licensor’s rights in the Licensed Intellectual Property against infringement by third parties, and Licensor, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto.  Licensee shall notify Licensor in writing if it becomes aware of any actual or potential infringement of any of the Licensed Intellectual Property, and Licensor shall have the sole right to determine whether or not Licensor will take any action on account of any such infringements.  Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so; however, in the event Licensor fails to respond promptly so as not to prejudice Licensee’s rights or otherwise elects not to prosecute such infringement, then Licensee may without the consent of Licensor proceed to prosecute such infringement at its own expense and shall be entitled to retain all damages and fees awarded in an such litigation.  In any such action by Licensee, Licensor shall fully cooperate with Licensee and Licensee shall be deemed to have a power of attorney from Licensor, coupled with an interest, to prosecute such action in either its own name or in both Licensor’s and Licensee’s names if required by applicable law.  No settlement, consent judgment or other voluntary final disposition of a suit being prosecuted by a Party under this Section 6(d) may be entered into without the consent of the other Party if such settlement, consent judgment or other voluntary final disposition would alter, derogate or diminish such other Party’s rights under the Agreement or otherwise materially adversely affect such other Party, which consent shall not be unreasonably withheld or delayed.

(e)	Licensee shall:

(i)	not attack the ownership or title of Licensor in and to the Licensed Intellectual Property, nor shall Licensee attack the validity of the license granted hereunder;

(ii)	not misuse or bring into disrepute the Licensed Intellectual Property, or the Licensed Products;

(iii)	not use the Licensed Intellectual Property outside of the specific rights granted under this license, except such use as would be noninfringing in the absence of a license; and

(iv)
so long as the Fund exists and is under Licensee’s management, Licensee will (A) ensure that the management agreement for the Fund provides that the Index is fundamental to the Fund’s investment and strategies; and (B)appropriately disclose such use of the Index in its promotional and disclosure materials.

7.	Warranties.

(a)	Licensor represents and warrants that:

(i)
it has the full power and authority to enter into this Agreement and that the execution and delivery thereof will not result in a violation of, or breach under, any agreement to which Licensor is a party or by which Licensor may be bound;

(ii)	it has legal and/or beneficial title and ownership of the Licensed Intellectual Property necessary for it to fulfill its obligations under this Agreement;

(iii)	to the best of its knowledge, the Licensed Intellectual Property does not infringe any intellectual property rights of any third party;

(iv)
to the best of its knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Licensed Intellectual Property by third parties or other rights granted under this Agreement;

(v)
none of the Licensed Intellectual Property has been pledged or hypothecated as security or collateral for any purpose, and such rights and the underlying Licensed Intellectual Property is unencumbered and free and clear of any liens, judgments, claims, security interests or other attachments; and

(vi)
as of the Effective Date, Licensor is not aware of any pending or threatened litigation (and has not received any communication relating thereto), claims or “cease and desist” letters, which allege that Licensor’s activities with respect to the Licensed Intellectual Property have infringed or misappropriated, or that by conducting the activities as contemplated in this Agreement by Licensee would infringe or misappropriate, any intellectual property or other proprietary rights of any other person.

(b)
EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LICENSOR’S OBLIGATIONS IN SECTION 5 HEREOF, LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX, TRADING BASED ON THE INDEX, OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE FUND, OR FOR ANY OTHER USE. LICENSOR EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, STATUTORY, OR IMPLIED, EXCEPT AS SET FORTH IN THIS AGREEMENT.  EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, LICENSOR HEREBY EXPRESSLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX(ES) OR ANY DATA INCLUDED THEREIN.

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LICENSOR’S OBLIGATIONS IN SECTION 5 HEREOF, LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE FUND, ITS SHAREHOLDERS OR AFFILIATES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DATA SUPPLIED BY LICENSOR, ANY DATA DERIVED FROM THE LICENSED INTELLECTUAL PROPERTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING. IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

(c)
Licensee represents and warrants that Licensee has the full power and authority to enter into and perform this Agreement, and, to the best of its knowledge, there is no contract, agreement, or understanding with any other person, firm or corporation that would interfere with the obligations assumed by Licensee hereunder.

8.	Indemnification.

(a)
By Licensor.  Licensor shall indemnify, defend and hold harmless Licensee, its employees, officers, directors, stockholders, members, partners, successors and assigns (the “Licensee Indemnitees”) from and against any and all losses, damages, costs and expenses, including the legal and expert fees and expenses incident thereto (collectively, “Damages”), arising from any third-party suit, claim or demand (each a “Claim”) (i) based upon any alleged infringement of the rights of third parties by any of the Licensed Intellectual Property; or (ii) arising out of a breach or alleged breach of any covenant, warranty or representation made by Licensor in this Agreement.

(b)
By Licensee.  Licensee agrees to indemnify, defend and hold harmless Licensor, its employees, officers, directors, stockholders, successors and assigns (the “Licensor Indemnitees”), from and against any and all Damages arising from any Claim (i) based upon any breach or alleged breach of any covenant, warranty or representation made by Licensee in this Agreement, or (ii) other than with respect to information provided by Licensor or its agent to Licensee regarding Licensor, the Index, the data contained therein, the Index methodology or any other similar information, based upon any documents produced by Licensor relating to the Fund (including, without limitation, any prospectus disclosure document or shareholder report of the Fund) or Licensee’s management of the Fund.

(c)
Notice.  Each Party seeking indemnification (each an “Indemnified Party”) shall give prompt notice of any Claim of which it becomes aware to the other Party if indemnification under this Section 8 is sought; however, a failure or delay in giving such notice shall not relieve an indemnifying party (each, an “Indemnifying Party”) of its indemnification obligations unless such failure or delay actually prejudices the indemnifying party’s rights or ability to defend such Claim and then only to the extent of such actual prejudice.

(d)	Procedure.

(i)
The Indemnifying Party shall have the right, at its option, either to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification, except as provided below.  The Indemnifying Party shall promptly notify the Indemnified Party in writing of its intention to either compromise or defend such matter so as not to cause prejudice to the Indemnified Party, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability.  All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party.  If the Indemnifying Party elects in writing not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the Claim following a written request of the Indemnified Party, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted Claim by its own counsel without prejudice to its indemnification rights under this Section 8.

(ii)
In the event the Indemnifying Party intends to compromise or settle a claim under this Section 8, the Indemnifying Party shall provide at least ten (10) business days prior written notice to the Indemnified Party describing the proposed compromise or settlement in order that the Indemnified Party may comment and/or object.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim under this Section 8 over the written objection of the other Party if such settlement or compromise could reasonably result in a material adverse effect on the other Party or otherwise alter, diminish or derogate the other Party’s rights under this Agreement.  In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability.

(iii)
 If the Indemnifying Party defends any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents, and any potential witnesses, within its control that are necessary or appropriate for such defense.  Notwithstanding anything to the contrary in this Section 8, (A) the Indemnifying Party conducting the defense of a claim shall (1) keep the Indemnified Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent the Indemnified Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner, and (B) the Indemnifying Party shall not cease to defend any claim (except pursuant to a permitted settlement or compromise thereof) without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

(iv)
 In the event either Party obtains a decision or judgment in its favor against the other Party in any arbitration or court action to compel the other Party’s indemnification obligations, such successful Party shall be entitled to an award of its costs and reasonable attorneys’ fees incurred in connection with such enforcement proceedings.

9.
Ownership of Licensed Intellectual Property. Licensee acknowledges that, as between the Parties, Licensor is the sole owner of all right, title and interest in the Licensed Intellectual Property, and that Licensee has and will hereby acquire no rights in the Licensed Intellectual Property other than the specific and limited license rights granted herein.

10.	Term. The term of this Agreement shall be perpetual unless terminated as provided herein.

11.	Termination.

(a)
This Agreement shall be automatically and immediately terminated by Licensor (a) upon assignment of this Agreement by Licensee without the prior written consent of Licensor (other than an assignment permitted under Section 14 of this Agreement), and (b) if there is an execution by Licensee of an assignment of the Licensed Intellectual Property for the benefit of creditors of Licensee.

(b)
If Licensee materially breaches any of the other terms and conditions of this Agreement, including without limitation, Sections 3, 4 and 6, Licensor may, at its option, terminate this Agreement on thirty (30) days’ prior written notice to Licensee.  If Licensee, within that time, shall have cured the alleged breach or, if such breach cannot reasonably be corrected or remedied within thirty (30) days, then if Licensee has commenced curing said default within said period and is diligently pursuing completion of same, Licensor shall be deemed to have rescinded its notice of termination.

12.
Effect of Termination.  Upon and after the expiration or termination of this Agreement, all rights granted to Licensee hereunder shall forthwith, immediately and automatically revert to Licensor, and Licensee shall immediately cease any further use of the Licensed Intellectual Property, or make any further direct or indirect reference to any of the Licensed Intellectual Property, in connection with any of Licensee’s products and/or business, including, without limitation, the Licensed Products.

13.
Confidentiality.  The Parties each agree to keep confidential and not to use or disclose any information transmitted to or obtained by the other Party, its business or products, which either Party identifies as being proprietary or confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential.

14.
Assignment.  The benefit of this Agreement shall be personal to Licensee, who shall not, without the prior written consent of Licensor, assign the same, nor part with any of its rights or obligations hereunder, in respect to any of the Licensed Intellectual Property, except as follows:  Licensee may assign this License to a purchaser of all or substantially all of the assets of Licensee, to a successor investment manager of the Fund, to a successor of Licensee by merger, or in connection with the sale of a controlling interest in Licensee.

15.	General.

(a)	This Agreement shall be governed by and construed under and enforced in accordance with the laws of the State of Delaware.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)
This Agreement constitutes the entire agreement between the Parties with respect to the Licensed Intellectual Property and supersedes all prior negotiations, proposals, commitments, writings, advertisements, publications, contracts and understandings of any nature whatsoever concerning the subject matter herein and therein.

(d)
If a court of competent jurisdiction holds any portion of this Agreement invalid, the Parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement, and further agree to substitute for the invalid provision a valid provision that most closely approximates the economic effect and the Parties’ intent of the invalid provision.

(e)
Except as provided in Section 2, this Agreement may be amended, modified, superseded or canceled and the terms or covenants hereof may be waived, only by a written instrument executed by all the Parties, or, in case of a waiver, by the Party waiving compliance.

(f)
The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

(g)
The Parties are independent contractors.  Neither this Agreement nor the performance by the Parties of their respective obligations hereunder, will create an association, partnership, joint venture, or any relationship of principal and agent, master and servant or employer and employee, between the Parties.  Neither Party shall have the right, power or authority (whether express or implied) to act, make any representation, assume any duty or obligation on behalf of, or bind the other Party.

(h)
All notices, requests, waivers, consents and other communications hereunder shall be in writing and shall be properly given if personally delivered,  mailed by U.S. certified mail with return receipt, transmitted by recognized overnight courier (such as FedEx), faxed (with confirmation of receipt), or e-mailed (with confirmation of receipt) as follows:

Licensee:

GreenHaven Coal Services, LLC
3340 Peachtree Road, Suite 1910
Atlanta, Georgia, 30326
Attn:  Cooper Anderson
Telephone: (404) 975-0511
Email: cooper@greenhavenllc.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, GA  30309
Attn:  Terrence A. Childers
Telephone:  (404) 572-6820
Email: terrence.childers@bryancave.com

Licensor:

Tradition Financial Services Inc.
32 Old Slip, 34th Floor
New York, NY 10005
Attn:  Fritz Siebel
Telephone: (212) 943-2023
Email: fritz.siebel@tradition.com

Such notices, requests or instructions shall be in writing and shall be deemed given to a Party when received if delivered in person or by nationally recognized overnight courier service (costs prepaid), or sent by facsimile (receipt confirmed), or e-mail with confirmation of transmission by the transmitting system, or received or rejected by the addressee, if sent by certified mail, return receipt requested.

(i)	The provisions of Sections 8, 9, 13 and 15 shall survive any termination or rescission of this Agreement.

(j)	This Agreement may be executed in counterparts by the Parties, with each such counterpart then being considered one and the same and both of which shall constitute one and the same agreement.

(k)
Nothing contained in this Agreement shall be deemed to convey any ownership interest in a Party to the other Party, including, without limitation, any right to (i) control or influence the management, policies or operations of the other Party, (ii) select, approve or appoint officers or directors of the other Party, or (iii) approve or prevent any corporate action or change in control of the other Party.   During the term of this Agreement, no officer or director of a Party (or of any person controlling, controlled by or under common control with such Party) shall serve as an officer or director of the other Party (or of any person controlling, controlled by or under common control with such other Party).  Each Party hereby acknowledges and agrees that it does not own or control the other Party, and it is not owned or controlled by the other Party.  For purposes of this Agreement, the term “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ownership of securities or by contract.  Without limiting the generality of the foregoing, control of the right to vote ten percent (10%) or more of all voting securities of a Person or beneficial ownership of ten percent (10%) or more of the outstanding equity interests in such Person shall be deemed to be control.  “Person,” as used herein, shall mean any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, unlimited liability company, governmental authority or any other form of entity.

16.
Disclosure Document; Prospectus Notice.   During the term of this Agreement, Licensee agrees to use its reasonable best efforts to prominently disclose (a) the statement in Schedule B-1 in Fund sales literature, and (b) the statement in Schedule B-2 in each Fund disclosure document filed with the Commodities Futures Trading Commission (the “CFTC”) and Fund prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”).  Licensee further agrees to use its reasonable best efforts to incorporate any changes suggested by Licensor to the statements in Schedules B-1 or B-2, as Licensee deems appropriate in light of relevant circumstances.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Licensee:

GreenHaven Coal Services, LLC

By:	/s/ Cooper Anderson
Name: Cooper Anderson
Title: Principal

Licensor:

Tradition Financial Services, Inc.

By:	/s/ Jeff Mehan
Name: Jeff Mehan
Title: Director

Schedule A-1

Index Description

Below are the descriptions of the Licensed Intellectual Property as of the Effective Date of this Agreement.  Pursuant to Section 2(b) of the Agreement, Licensor and Licensee may by mutual agreement update, revise or amend the descriptions of the Licensed Intellectual Property from time to time after the Effective Date.

Tradition Coal Index

The Tradition Coal Index™ provides a benchmark for investors interested in tracking continuous exposure to North American coal prices.  The method intends to reflect the returns that are potentially available through an unleveraged investment in CME NYMEX Central Appalachian (“CAPP”) Coal futures contracts inclusive of interest earned on invested cash collateral.

The investment position is established such that it provides an ongoing exposure to North American coal prices by holding in equal weighting the 2nd month and the following 2 months CAPP coal futures contracts.  The continuous exposure to futures prices is achieved by “rolling” the 2nd-to-expire long futures positions to the 5th-to-expire contract month on a 5-day pro-rata basis initiated on the 33rd business day prior to the first calendar day of the 2nd-to-expire contract’s delivery period.  This results in a constant one-quarter delivery that is 45 to 75 days forward.

In addition, the “Licensed Intellectual Property” includes the trademark and service mark, “Tradition Coal Index,” (whether registered or not) and any trade secrets, know-how and technical information in the possession of Licensor relating to the Tradition Coal Index™.

Schedule A-2

Calculation of License Fee

The following sections apply to the calculation of the License Fee.

1.           In the event that the annual Management Fee is .95% of AUM per annum, the  License Fee shall be:

(a)           zero on the first $80 million (the “First Breakpoint”) of AUM; plus

(b)           twenty-five percent (25%) of the Adjusted Management Fee based on AUM in excess of the First Breakpoint, if any, up to $200 million of AUM (the “Second Breakpoint”); plus

(c)            thirty-five percent (35%) of the Adjusted Management Fee based on AUM in excess of the Second Breakpoint, if any.

The License Fee shall be based on the Fund’s monthly average daily assets under management, as determined by a third party service provider appointed by the Licensee (the “AUM”).  For purposes hereof, “Adjusted Management Fee” shall mean the Management Fee paid by the Fund to the Licensee pursuant to the Fund’s Trust Agreement, less the sum of the following costs, fees and expenses incurred by the Licensee (collectively, the “Adjustments”):

(a)                          annual marketing expenses relating to the Fund in excess of $75,000,

(b)                        fees, costs and expenses incurred by the Licensee in connection with the registration, offering and issuance of additional the Fund’s shares following the Fund’s initial public offering,

(c)                           the Licensee’s cost of capital to provide Seed Capital (defined below),  and

(d)                          all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) (collectively, “Claims”) incurred by the Fund or the Licensee and their respective officers, directors, agents and employees, including Claims arising from or related to (i) the Fund, the Trust Agreement or this Agreement, (ii) any agreement with a Fund service provider, or (iii) any Fund document provided to potential or actual investors, or to any regulatory or self-regulatory agency; provided, however, that no Adjustment shall be made with respect to Claims determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the bad faith or knowing violation of law by the Licensee in the performance of its duties, obligations or responsibilities set forth in this Agreement or the Trust Agreement.

For the purposes of subsection (c) above, “Seed Capital” is defined as funds used to purchase registered shares in the Fund following the Fund’s initial public offering for the purpose of bringing an initial creation unit or creation units to market.  In the event the sum of all Adjustments for any period exceeds the Management Fee for such period, the License Fee for such period shall be zero and the excess of the sum of all the Adjustments over the License Fees hall be carried forward and included in the Adjustments for the succeeding period.

2.           If the Licensee elects to change the Management Fee or waive a portion of the Management Fee such that the Management Fee received by the Licensee is greater or less than .95% per annum, unless otherwise agreed to by the Parties in writing, the First Breakpoint shall be automatically increased by $5 million for every .05% decrease in the Management Fee received by the Licensee, and decreased automatically by $5 million for .05% increase in the Management Fee up to a maximum of 1.0%.  For illustrative purposes only, if the Management Fee received by the Fund were .90% of AUM for any month, the First Breakpoint for such month would be $85 million rather than $80 million.  The Parties shall mutually agree to an appropriate First Breakpoint in the event the Management Fee is greater than 1.0% of AUM.

3.           Payment of License Fee.

(a)           The License Fee shall be calculated monthly and due and payable by the Licensee within ten (10) days after the Licensee’s actual receipt of the Management Fee from the Fund.

(b)           Notwithstanding the foregoing, no License Fee shall be due and payable hereunder so long as that certain Promissory Note dated as of the date hereof, as amended from time to time, between Licensor and GreenHaven Group, LLC is outstanding.

Schedule B-1 and B-2

Disclosure

B-1:

“The Tradition Coal Index” is a product of Tradition Financial Services Inc. (“Tradition”), and has been licensed to GreenHaven Coal Services, LLC for use in connection with the Fund.  “Tradition” and “Tradition Coal Index” are service marks of Tradition, and have been licensed for use for certain purposes to GreenHaven Coal Services, LLC. Tradition makes no representation or warranty, express or implied, regarding the advisability of investing in securities generally or in the Fund particularly.  Tradition has no obligation or liability in connection with the administration, marketing or management of the Fund.

B-2:

“The Tradition Coal Index” (the “Index”) is a product of Tradition Financial Services Inc. (“Tradition”), and has been licensed to GreenHaven Coal Services, LLC for use in connection with the Fund.  “Tradition” and “Tradition Coal Index” are service marks of Tradition, and have been licensed for use for certain purposes to GreenHaven Coal Services, LLC.

The Fund, which is based on the Index, is not sponsored, endorsed, sold or promoted by Tradition.  Tradition makes no representation or warranty, express or implied, regarding the advisability of investing in securities generally or in the Fund particularly.  Tradition has no obligation to take, and has not taken, the investment objectives, needs or expectations of GreenHaven Coal Services, LLC, the Fund or the Fund’s shareholders into consideration in developing or providing the methodology for the Index.  Tradition is not responsible for, and has not participated in the determination of, the timing, amount or pricing of the Fund Shares. Tradition has no obligation or liability in connection with the administration, marketing or management of the Fund.